Exhibit 107.1

Calculation of Filing Fee Table
FORM F-3
(Form Type)
Golar LNG Limited
(Exact Name of Registrant as Specified in its Charter)
Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value US$1.00 per share	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred shares	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Purchase Contracts	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Rights	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Units(3)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
		Total Offering Amounts				(2)		(2)
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						(2)
(1)	An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be offered at indeterminate prices. Also includes such indeterminate amount of debt securities and number of common shares and preferred shares as may be issued upon conversion or exchange for any other debt securities or shares of preferred stock that provide for conversion or exchange into other securities.
(2)	In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee.
(3)	Units may consist of any combination of securities registered hereunder.